Exhibit 99.1

China Housing & Land Development, Inc. Announces Approval for a “Going Private” Transaction

Xi’an, China, August 25, 2014 — China Housing & Land Development, Inc. (“China Housing” or the “Company,” NASDAQ: CHLN), a leading developer of residential and commercial properties in northwest China, today announced that the board of directors of the Company (“Board”), by unanimous written consent dated as of August 19, 2014, authorized and approved a “going private” transaction (the “Transaction”) designed to eliminate CHLN’s status as a public company in the U.S.

The Transaction would include a reverse stock split shares of our common stock, whereby every 50,000 shares of our common stock issued and outstanding will be converted into one whole share of our common stock. In lieu of issuing any fractional shares to stockholders as a result of the Reverse Stock Split, the Company will make a cash payment equal to $1.75 per pre-reverse stock split share to such stockholders. The funds for the Transaction will come from the Company’s cash on hand.

The Board has formed a special committee of independent directors (the “Special Committee”) consisting of four independent and disinterested directors, Messrs. Suiyin Gao, Yusheng Lin, Mingduo Yang and Maosheng Luo, to review the Transaction. The Special Committee retained advisors to assist it in its work and has unanimously determined that the Transaction is in the best interest of all stockholders.

The Board, acting upon the unanimous recommendation of the Special Committee, approved the Transaction and resolved to recommend that the Company’s stockholders vote to approve the Transaction. The Transaction is subject to the approval of stockholders holding a majority of the outstanding shares of our common stock.

The Company will call a special meeting of its stockholders for the purpose of voting on the adoption of the Transaction. If completed, the Transaction will, under laws of the State of Nevada, result in the Company becoming a privately held company and the shares of the Company would no longer be listed on the NASDAQ Global Market.

Gibson Dunn & Crutcher LLP serves as U.S. legal advisor to the Special Committee. Duff & Phelps, LLC serves as financial advisor to the Special Committee. Skadden, Arps, Slate, Meagher & Flom LLP serves as legal advisor to Duff & Phelps, LLC.

About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ. The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor Statement

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing Contacts

Mr. Cangsang Huang

Chief Financial Officer

+8629.8258.2648

chuang@chldinc.com / English and Chinese

Ms. Jing Lu

Chief Operating Officer, Board Secretary, and Investor Relations Officer

+8629.8258.2639

jinglu@chldinc.com / English and Chinese

Mr. Bill Zima, ICR

+8610 6583 7511

William.Zima@icrinc.com

China Housing Investor Relations Department

+1 646.308.1285

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